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                                                                    Exhibit 10.1

                                AGREEMENT TERMS


This agreement term sheet, between Vermont Research Products Inc., "Vermont" and CharCom, Inc., "Char", is intended to outline the terms and conditions of converting approximately $1,995,774 from a trade payable plus $54,226 interest all owed and acknowledged by Char to Vermont to a combination of $1,300,000 preferred stock and $750,000 convertible debenture.

Preferred Stock
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 .    Preferred stock cumulative 6% dividend in preferred stock with pro ration for partial quarters.

 .    Stock to be registered on or before March 15, 1998.

 .    Conversion Price - $1,375 (Stated Price).

 .    Liquidation value is defined as stated price plus accrued dividends.

 .    Anti Dilution - If the price per share of common stock at the time of conversion is less than $1,375, the company will adjust the amount of shares by that difference. In no event will the price be adjusted below $1.15 Holder will give five days notice of intent to convert.

 .    After 18 months or unless mutually agreed to an earlier date, buy back option by issuer upon 15 days notice of intent to redeem in cash. Buy back option terminates upon holder's conversion to common stock. Buy back is calculated at 105% of the stated price. If called for buy back, holder has right of immediate conversion to common stock in lieu of tendering for redemption.

          Other Features

          Except as to Series E as to it's conversion to common stock and stated accrued dividends, as long as Series F preferred stock (to be issued to Vermont) is outstanding, company will not pay cash dividends, redeem stock either common or preferred or make any other cash disbursements related to stock.

          Liquidation Rights

          Preference stock would be entitled to, after trade creditors and debenture holder, Vermont of equal preference with Series E preferred stockholders over common stock shareholders in the event of reorganization whether voluntary or involuntary. Should the company issue additional series of Preferred Stock, Vermont has preference pertaining only to liquidation.
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Debenture
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Convertible Debenture coupon prime rate, variable. The conversion to common stock shall be calculated based upon $1,375 with the same dilution protection as Series F Preferred. Debenture shall be secured by all foreign accounts receivable except those specifically designated as North American. Payments on the basis of 40% to Vermont and 60% to Chat from all receivables except those of North American origin, until the total amount of debenture is satisfied. Upon partial or full redemption, a proportional amount of the per share conversion features will also terminate by that amount of dollar reduction divided by the $1,375 conversion price. Example: $150,000 payment divided by $1,375 = 109,091 shares, conversion feature retired.

Debenture is to be further reduced by collections from Canadian Account receivables by payment to for actual product shipment amounts made by Vermont to ChatCom.

Merge or Sale of Company (Organic Change)
------------------------

Vermont has right of conversion to common stock or redemption at the stated price plus accrued dividends of Preferred Stock by the company or its successor.

Additional Debts or Equity Offerings
------------------------------------

Prior to conversion of Preferred Stock, the holder shall have the right of approval, not unreasonably withheld, of any debt offering, except commercial
                                                           ------
bank line of credit or asset lending against North American accounts receivable and furnished or assembled goods inventory or any Preferred Stock offering that would have liquidation preference before Vermont.

Final documentation to be completed prior to November 19, 1997.



Agreed by:  /s/ A.C. Lubash                 Date:  September 30, 1997
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            A.C. Lubash, Director
            ChatCom, Inc.


Agreed by:  /s/                             Date:  September 30, 1997
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           Vermont Research Products, Inc.